[LOGO OMITTED]                                                 [GRAPHIC OMITTED]

FOR IMMEDIATE RELEASE

                MGP INGREDIENTS ANNOUNCES TIMETABLE FOR RESUMING
                     DISTILLERY OPERATIONS AT ATCHISON PLANT


     ATCHISON, Kan., October 11, 2002--MGP Ingredients, Inc., (MGPI/Nasdaq) has announced that it is proceeding with plans to restart alcohol production at its Atchison, Kan., plant, where an explosion on Sept. 13 caused significant damage to the company's distillery operations. "While we expect that it will take from nine months to a year to complete the total rebuilding process, we anticipate that we could resume some alcohol production at the plant within two months," said Ladd Seaberg, president and chief executive officer.

     Although a full damage assessment is still being completed, the company has made a preliminary determination of equipment replacement needs and initiated an engineering study, according to Seaberg. Noting that no firm estimates have yet been made, Seaberg stated that "we believe our insurance will be sufficient to substantially offset rebuilding costs, as well as business interruption costs."

     Historically, the Atchison distillery has produced approximately one-third of the company's total alcohol output. During the time the distillery remains inoperable, the company believes that production capabilities at its Pekin, Ill., facility should be adequate to supply regular customers. However, the company's ability to supply spot business at this time is substantially reduced. During the past fiscal year, the Atchison distillery produced nearly 60 million proof gallons of alcohol. That amount accounted for approximately 19 percent of the company's total fuel grade alcohol production and approximately 67 percent of its total food grade alcohol production.

     Because the Atchison plant's wheat-based ingredient and alcohol production processes are integrated, the distillery shutdown has interfered with the company's ability to produce the base raw material for specialty ingredients at this location. "Fortunately," Seaberg said, "our Illinois operation has been able to produce the base proteins and starches, which are then transferred to the Atchison facility as raw material for producing our specialty products."

     Seaberg stated that despite current obstacles, the company has not altered its plans to grow its specialty wheat-based ingredient sales in fiscal 2003 above the $37.4 million in sales that were realized in fiscal 2002.

     "We are more determined than ever to achieve our objectives and to secure a bright and successful future for the company and those we serve," Seaberg said. "While the incident on September 13 has partially disabled our Atchison operations, our people have rallied in a tremendous way and are putting forth great effort to overcome this temporary setback."

                                     -more-

ADD1--MGP INGREDIENTS ANNOUNCES TIMETABLE

     Seaberg reported that conditions at the Atchison plant have forced the temporary layoff of 41 of the facility's 300 employees at this time. "We are doing everything we can to minimize the impact of this situation on our workforce," he said. "It is our hope to provide jobs for as many affected employees as possible just as quickly as conditions allow."

     Seaberg praised employees for their "patience and extraordinary performance during this difficult period." He said that "while the distillery mishap has thrown a number of challenges our way, it has motivated us to become more innovative in our approach to fulfilling our customers' needs."

     The explosion occurred when alcohol vapors in the plant's stillhouse apparently ignited. The source of the ignition, however, has not yet been determined. "Thankfully, the effects of the explosion were not more severe," Seaberg said. "Above all, we are fortunate and extremely grateful that the blast did not result in any life-threatening injuries." One employee, training coordinator Fred Gage, was briefly hospitalized for burns. He recently returned to his job after recuperating for a period at his home.

     Formerly known as Midwest Grain Products, Inc., the business was renamed MGP Ingredients, Inc. yesterday at the close of the 61-year-old company's annual meeting of stockholders. The name change was approved by holders of the company's preferred stock on Aug. 27 and was made to more accurately reflect a greatly increased focus on the development, production and marketing of specialty ingredients derived from natural sources.

This news release contains forward-looking statements as well as historical information. Forward-looking statements are identified by or are associated with such words as "intend," "believe," "estimate," "expect," "anticipate,"
"hopeful," "should," "may" and similar expressions. They reflect management's current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. The forward-looking statements are based on many assumptions and factors, including those relating to grain prices, gasoline prices, energy costs, product pricing, competitive environment and related marketing conditions, operating efficiencies, access to capital and actions of governments or government officials. Any changes in the assumptions or factors could produce materially different results than those predicted and could impact stock values.


                                       ###